As filed with the Securities and Exchange Commission on December 18, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ANTHEM, INC.
(Exact name of registrant as specified in its charter)

Indiana	35-2145715
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 Monument Circle
Indianapolis, Indiana 46204
(317) 488-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David R. Frick
Executive Vice President and
Chief Legal and Administrative Officer
Anthem, Inc.
120 Monument Circle
Indianapolis, Indiana 46204
(317) 488-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James A. Aschleman
Baker & Daniels
300 North Meridian Street, Suite 2700
Indianapolis, Indiana 46204
(317) 237-0300

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of the Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee

Debt Securities (3)
Preferred Stock, without par value (3)
Common Stock, par value $0.01 per share (3)
Warrants (4)
Purchase Contracts
Purchase Units
Total	$1,000,000,000	$92,000

(1)
Subject to Rule 462(b) under the Securities Act, in no event will the aggregate initial offering price of the securities issued under this Registration Statement exceed $1,000,000,000. For Debt Securities issued with an original issue discount, the amount to be registered is calculated as the initial accreted value of such Debt Securities.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o).
(3)
In addition to any Debt Securities, Preferred Stock or Common Stock that may be issued directly under this Registration Statement, there are being registered hereunder such indeterminate amounts of Debt Securities, Preferred Stock or Common Stock as may be issued upon conversion of, or in exchange for, or upon exercise of, Debt Securities, Preferred Stock, Warrants, Purchase Contracts or Purchase Units, as the case may be.

(4)
Warrants will represent the right to purchase Debt Securities, Common Stock or Preferred Stock registered under this Registration Statement. Pursuant to Rule 457(g), no separate registration fee is required for the Warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 18, 2002

PROSPECTUS

$1,000,000,000

ANTHEM, INC.

DEBT SECURITIES
PREFERRED STOCK
COMMON STOCK
WARRANTS
PURCHASE CONTRACTS
PURCHASE UNITS

We may offer and sell, from time to time, one or any combination of the securities we describe in this prospectus having a total initial offering price not exceeding $1,000,000,000. When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities including the offering price of the securities.

You should read this prospectus and the prospectus supplement relating to the specific issue of securities carefully before you invest.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5.

Our common stock is listed on the New York Stock Exchange under the symbol “ATH.” Any common stock sold pursuant to a prospectus supplement will be listed, subject to notice of issuance, on the New York Stock Exchange. If we decide to list or seek a quotation for any other securities we may offer and sell from time to time, the prospectus supplement relating to those securities will disclose the exchange or market on which those securities will be listed or quoted.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2002.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate offering price of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell any of the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

In this prospectus, the terms “we,” “us,” “our,” the “Company” and “Anthem” refer to Anthem, Inc. and/or Anthem, Inc. and its direct and indirect subsidiaries, as the context requires.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains a number of forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “estimate(s)”, “should”, “intend(s)” and similar expressions are intended to identify forward-looking statements. Such statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Health benefits companies operate in a highly competitive, constantly changing environment that is significantly influenced by aggressive marketing and pricing practices of competitors, regulatory oversight and organizations that have resulted from business combinations. The following is a summary of factors, the results of which, either individually or in combination, if markedly different from our planning assumptions, could cause our results to differ materially from those expressed in any forward-looking statements contained in this prospectus:

•	trends in health care costs and utilization rates;

•	our ability to secure sufficient premium rate increases;

•	competitor pricing below market trends of increasing costs;

•	increased government regulation of health benefits and managed care;

•	significant acquisitions or divestitures by major competitors;

•	introduction and utilization of new prescription drugs and technology;

•	a downgrade in our financial strength ratings;

•	an increased level of debt;

•	litigation targeted at health benefits companies;

•	our ability to contract with providers consistent with past practice;

•	our ability to achieve expected synergies and operating efficiencies from our recent acquisition of Trigon Healthcare, Inc. and to successfully integrate our operations; and

•	general economic downturns.

You are cautioned not to place undue reliance on these forward-looking statements that are only as of the date hereof.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov.

You should also be able to inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10004.

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. For further information on us and the securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until we sell all the securities. We also specifically incorporate by reference the following documents, which we have already filed with the SEC:

(i)	our Annual Report on Form 10-K for the year ended December 31, 2001;

(ii)	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

(iii)	our Current Reports on Form 8-K, filed on February 6, 2002, February 12, 2002, February 20, 2002, April 30, 2002 and August 2, 2002; and

(iv)	the definitive proxy statement for our 2002 annual meeting of stockholders.

We encourage you to read our periodic and current reports. We think these reports provide additional information about our company which prudent investors find important. You may request a copy of these filings as well as any future filings incorporated by reference, at no cost, by writing or telephoning us at our principal executive offices at the following address:

Anthem, Inc.
Attention: Investor Relations
120 Monument Circle
Indianapolis, IN 462604
(317) 488-6000

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

OUR COMPANY

We are one of the nation’s largest health benefits companies and an independent licensee of the Blue Cross Blue Shield Association, or BCBSA. We offer Blue Cross® Blue Shield®, or BCBS, branded products to approximately eleven million members throughout Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado, Nevada and Virginia (excluding the northern Virginia suburbs of Washington, D.C.).

Our product portfolio includes a diversified mix of managed care products, including health maintenance organizations, or HMOs, preferred provider organizations, or PPOs, and point of service, or POS plans, as well as traditional indemnity products. We also offer a broad range of administrative and managed care services and partially insured products for employer self-funded plans. These services and products include underwriting, stop loss insurance, actuarial services, provider network access, medical cost management, claims processing and other administrative services. In addition, we offer our customers several specialty products including group life, disability insurance, pharmacy benefit management, dental and vision administration services and behavioral health benefits services. Our products allow our customers to choose from a wide array of funding alternatives. For our insured products, we charge a premium and assume all or a majority of the health care risk. Under our self-funded and partially insured products, we charge a fee for services, and the employer or plan sponsor reimburses us for all or a majority of the health care costs.

Our managed care plans and products are designed to encourage providers and members to participate in quality, cost-effective health benefit plans by utilizing the full range of our innovative medical management services, quality initiatives and financial incentives. Our leading market shares enable us to realize the long-term benefits of investing in preventive and early detection programs. Our ability to provide cost-effective health benefits products and services is enhanced through a disciplined approach to internal cost containment, prudent management of our risk exposure and successful integration of acquired businesses.

Our health business segments are strategic business units delineated by geographic areas within which we offer similar products and services. We manage our health business segments with a local focus to address each geographic region’s unique market, regulatory and healthcare delivery characteristics. Our health business segments are: Midwest, which includes Indiana, Kentucky and Ohio; East, which includes Connecticut, New Hampshire and Maine; West, which includes Colorado and Nevada; and Southeast, which is Virginia, excluding the northern Virginia suburbs of Washington D.C.

In addition to our four health business segments, our reportable segments include a Specialty segment that includes business units providing group life and disability insurance benefits, pharmacy benefit management, dental and vision administration services and behavioral health benefits services. During the third quarter of 2002, we sold our third party occupational health services businesses, which were part of our Specialty segment. The results of these businesses were not material to earnings of this segment or our consolidated results. Our Other segment is comprised of AdminaStar Federal, a subsidiary that administers Medicare programs in Indiana, Illinois, Kentucky and Ohio, intersegment revenue and expense eliminations and corporate expenses not allocated to reportable segments. In 2001, our Other segment also contained Anthem Alliance Health Insurance Company, or Anthem Alliance. Anthem Alliance primarily provided health care benefits and administration in nine states for the Department of Defense’s TRICARE Program for military families. We sold our TRICARE operations on May 31, 2001.

Our principal executive offices are located at 120 Monument Circle, Indianapolis, Indiana 46204 and our telephone number is (317) 488-6000.

RISK FACTORS

You should consider carefully the following risks, along with the other information contained or incorporated by reference in this prospectus before you decide to purchase any of our securities. The risks and uncertainties described below are not the only ones affecting us. Additional risks and uncertainties may also adversely affect our business and operations. If any of the following events actually occurs, our business, financial condition and results of operations would likely suffer, possibly materially.

Changes in state and federal regulations may adversely affect our business, financial condition and results of operations. As a holding company, we are dependent on dividends from our subsidiaries. Our regulated subsidiaries are subject to state regulations, including restrictions on the payment of dividends and maintenance of minimum levels of capital.

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Our insurance and HMO subsidiaries are subject to extensive regulation and supervision by the insurance regulatory authorities of each state in which they are licensed or authorized, as well as to regulation by federal and local agencies. We cannot assure you that future regulatory action by state insurance authorities will not have a material adverse effect on the profitability or marketability of our health benefits or managed care products or on our business, financial condition and results of operations. In addition, because of our participation in government-sponsored programs such as Medicare and Medicaid, changes in government regulations or policy with respect to, among other things, reimbursement levels, could also adversely affect our business, financial condition and results of operations.

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State legislatures and Congress continue to focus on health care issues. Congress is considering various forms of Patients’ Bill of Rights legislation which, if adopted, could fundamentally alter coverage decisions under the Employee Retirement Income Security Act of 1974, or ERISA. Additionally, there recently have been legislative attempts to limit ERISA’s preemptive effect on state laws. If adopted, such limitations could increase our liability exposure and could permit greater state regulation of our operations. Other proposed bills and regulations at state and federal levels may impact certain aspects of our business, including provider contracting, claims payments and processing and confidentiality of health information. While we cannot predict if any of these initiatives will ultimately become effective or, if enacted, what their terms will be, their enactment could increase our costs, expose us to expanded liability or require us to revise the ways in which we conduct business. Further, as we continue to implement our e-business initiatives, uncertainty surrounding the regulatory authority and requirements in this area may make it difficult to ensure compliance.

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In December 2000, the Department of Health and Human Services, known as HHS, promulgated certain regulations under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, related to the privacy of individually identifiable health information, or protected health information. The new regulations require health plans, clearinghouses and providers to:

•	comply with various requirements and restrictions related to the use, storage and disclosure of protected health information;

•	adopt rigorous internal procedures to safeguard protected health information; and

•	enter into specific written agreements with business associates to whom protected health information is disclosed.

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The regulations establish significant criminal penalties and civil sanctions for noncompliance. In addition, the regulations could expose us to additional liability for, among other things, violations by our business associates. We must comply with the new regulations by April 14, 2003. Although we have not quantified the costs required to comply with the regulations, we believe the costs could be material.

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We are a holding company whose assets include all of the outstanding shares of common stock of our licensed insurance company subsidiaries. As a holding company, we depend on dividends from our licensed insurance company subsidiaries and their receipt of dividends from our other regulated subsidiaries. Among other restrictions, state insurance laws may restrict the ability of regulated subsidiaries to pay dividends. Our ability to meet our obligations, including paying operating expenses and debt service on our outstanding and future indebtedness, will depend upon the receipt of dividends from our subsidiaries. An inability of our subsidiaries to pay dividends in the future in an amount sufficient for us to meet our financial obligations may materially adversely affect our business and financial condition. In addition, although we have no present intention to pay dividends to our shareholders, our ability to pay dividends in the future to our shareholders will depend upon the receipt of dividends from our subsidiaries.

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Our insurance and HMO subsidiaries are subject to risk-based capital, or RBC, standards, imposed by their states of domicile. These laws are based on the RBC Model Act adopted by the National Association of Insurance Commissioners, or NAIC, and require our regulated subsidiaries to report their results of risk-based capital calculations to the departments of insurance and the NAIC. Failure to maintain the minimum RBC standards could subject our regulated subsidiaries to corrective action, including state supervision or liquidation. Our insurance and HMO subsidiaries are currently in compliance with the RBC standards imposed by their respective states of domicile.

Our inability to contain health care costs, efficiently implement increases in premium rates, maintain adequate reserves for policy benefits, maintain current provider agreements or avoid a downgrade in ratings may adversely affect our business, financial condition and results of operations.

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Our profitability depends in large part on accurately predicting health care costs and on the ability to manage future health care costs through underwriting criteria, utilization management, product design and negotiation of favorable provider contracts. The aging of the population and other demographic characteristics and advances in medical technology continue to contribute to rising health care costs. Government-imposed limitations on Medicare and Medicaid reimbursement have also caused the private sector to bear a greater share of increasing health care costs. Changes in health care practices, inflation, new technologies, the cost of prescription drugs, clusters of high cost cases, changes in the regulatory environment and numerous other factors affecting the cost of health care may adversely affect our ability to predict and manage health care costs, and hence our financial condition and results of operations.

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In addition to the challenge of managing health care costs, we face pressure to contain premium rates. Our customer contracts may be subject to renegotiation as customers seek to contain their costs. Alternatively, our customers may move to a competitor to obtain more favorable premiums. Fiscal concerns regarding the continued viability of programs such as Medicare and Medicaid may cause decreasing reimbursement rates for government sponsored programs in which we participate. A limitation on our ability to increase or maintain premium levels could adversely affect our business, financial condition and results of operations.

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The reserves we establish for health insurance policy benefits and other contractual rights and benefits are based upon assumptions concerning a number of factors, including trends in health care costs, expenses, general economic conditions and other factors. Actual experience will likely differ from assumed experience, and to the extent the actual claims experience is less favorable than estimated based on our underlying assumptions, our incurred losses would increase and future earnings could be adversely affected.

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Our profitability is dependent upon our ability to contract on favorable terms with hospitals, physicians and other health care providers. The failure to maintain or to secure new cost-effective health care provider contracts may result in a loss in membership or higher medical costs. In addition, our inability to contract with providers, or the inability of providers to provide adequate care, could adversely affect our business.

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Claims paying ability and financial strength ratings by recognized rating organizations have become an increasingly important factor in establishing the competitive position of insurance companies and health benefits companies. Rating organizations continue to review the financial performance and condition of insurers. Each of the rating agencies reviews its ratings periodically and there can be no assurance that current ratings will be maintained in the future. We believe our strong ratings are an important factor in marketing our products to customers, since ratings information is broadly disseminated and generally used throughout the industry. If our ratings are downgraded or placed under surveillance or review, with possible negative implications, the downgrade, surveillance or review could adversely affect our business, financial condition and results of operations. Our financial strength ratings reflect each rating agency’s opinion of our financial strength, operating performance and ability to meet our obligations to policyholders, and are not evaluations directed toward the protection of investors in our securities and should not be relied upon when making a decision to purchase securities that we may offer from time to time pursuant to this prospectus.

We face risks related to litigation which, if resolved unfavorably, could result in substantial monetary damages.

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We may be a party to a variety of legal actions that affect any business, such as employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims and intellectual property related litigation. In addition, because of the nature of our business, we are subject to a variety of legal actions relating to our business operations, including the design, management and offering of our products and services. These could include:

•	claims relating to the denial of health care benefits;

•	medical malpractice actions;

•	allegations of anti-competitive and unfair business activities;

•	provider disputes over compensation and termination of provider contracts;

•	disputes related to self-funded business;

•	disputes over co-payment calculations;

•	claims related to the failure to disclose certain business practices; and

•	claims relating to customer audits and contract performance.

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A number of class action lawsuits have been filed against us and certain of our competitors in the managed care business. The suits are purported class actions on behalf of certain of our managed care members and network providers for alleged breaches of various state and federal laws. While we intend to defend these suits vigorously, we will incur expenses in the defense of these suits and cannot predict their outcome. A description of material litigation in which we are involved is included in the documents which are incorporated by reference in this prospectus.

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Recent court decisions and legislative activity may increase our exposure for any of these types of claims. In some cases, substantial non-economic, treble or punitive damages may be sought. We currently have insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage or the amount of insurance may not be enough to cover the damages awarded. In addition, certain types of damages, such as punitive damages, may not be covered by insurance and insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future.

A reduction in the enrollment in our health benefits programs could have an adverse effect on our business and profitability. The health benefits industry is subject to negative publicity, which can adversely affect our profitability. Additionally, we face significant competition from other health benefits companies.

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A reduction in the number of enrollees in our health benefits programs could adversely affect our business, financial condition and results of operations. Factors that could contribute to a reduction in enrollment include:

•	failure to obtain new customers or retain existing customers;

•	premium increases and benefit changes;

•	our exit from a specific market;

•	reductions in workforce by existing customers;

•	negative publicity and news coverage;

•	failure to attain or maintain nationally-recognized accreditations; and

•	general economic downturn that results in business failures.

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The health benefits industry is subject to negative publicity. Negative publicity may result in increased regulation and legislative review of industry practices, which may further increase our costs of doing business and adversely affect our profitability by:

•	adversely affecting our ability to market our products and services;

•	requiring us to change our products and services; or

•	increasing the regulatory burdens under which we operate.

In addition, as long as we use the BCBS names and marks in marketing our health benefits products and services, any negative publicity concerning the BCBSA or other BCBSA licensees may adversely affect us and the sale of our health benefits products and services.

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As a health benefits company, we operate in a highly competitive environment and in an industry that is currently subject to significant changes from business consolidations, new strategic alliances, legislative reform, aggressive marketing practices by other health benefits organizations and market pressures brought about by an informed and organized customer base, particularly among large employers. This environment has produced and will likely continue to produce significant pressures on the profitability of health benefits companies. Some of our competitors are larger and have greater financial and other resources. In addition, the Gramm-Leach-Bliley Act, which gives banks and other financial institutions the ability to affiliate with insurance companies, could result in new competitors with significant financial resources entering our markets. We cannot assure you that we will be able to compete successfully against current and future competitors or that competitive pressures faced by us will not materially and adversely affect our business, financial condition and results of operations.

Regional concentrations of our business may subject us to economic downturns in those regions.

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Our business operations include or consist of regional companies located in the Midwest, East, West and Southeast with most of our revenues generated in the states of Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado, Nevada and Virginia. Due to this concentration of business in a small number of states, we are exposed to potential losses resulting from the risk of an economic downturn in these states. If economic conditions in these states deteriorate, we may experience a reduction in existing and new business, which may have a material adverse effect on our business, financial condition and results of operations.

We have built a significant portion of our current business through mergers and acquisitions and expect to pursue acquisitions in the future.

The following are some of the risks associated with acquisitions that could have a material adverse effect on our business, financial condition and results of operations:

•	some of the acquired businesses may not achieve anticipated revenues, earnings or cash flow;

•	we may assume liabilities that were not disclosed to us;

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we may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems;

•	acquisitions could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures;

•	we may finance future acquisitions by issuing common stock for some or all of the purchase price, which could dilute the ownership interests of our shareholders;

•	we may also incur additional debt related to future acquisitions; and

•	we would be competing with other firms, many of which have greater financial and other resources, to acquire attractive companies.

Our investment portfolio is subject to varying economic and market conditions, as well as regulation.

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The market value of our investments varies from time to time depending on economic and market conditions. For various reasons, we may sell certain of our investments at prices that are less than the carrying value of the investments. In addition, in periods of declining interest rates, bond calls and mortgage loan prepayments generally increase, resulting in the reinvestment of these funds at the then lower market rates. We cannot assure you that our investment portfolios will produce positive returns in future periods. Our regulated subsidiaries are subject to state laws and regulations that require diversification of our investment portfolios and limit the amount of investments in certain riskier investment categories, such as below-investment-grade fixed income securities, mortgage loans, real estate and equity investments, which could generate higher returns on our investments. Failure to comply with these laws and regulations might cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring statutory surplus and risk-based capital, and, in some instances, require the sale of those investments.

As a Medicare fiscal intermediary, we are subject to complex regulations. If we fail to comply with these regulations, we may be exposed to criminal sanctions and significant civil penalties.

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Like a number of other BCBS companies, we serve as a fiscal intermediary for the Medicare program, which generally provides coverage for persons who are 65 or older and for persons with end-stage renal disease. Part A of the Medicare program provides coverage for services provided by hospitals, skilled nursing facilities and other health care facilities. Part B of the Medicare program provides coverage for services provided by physicians, physical and occupational therapists and other professional providers. As a fiscal intermediary, we receive reimbursement for certain costs and expenditures, which is subject to adjustment upon audit by the federal Centers for Medicare and Medicaid Services, or CMS, formerly the Health Care Financing Administration, or HCFA. The laws and regulations governing fiscal intermediaries for the Medicare program are complex, subject to interpretation and can expose a fiscal intermediary to penalties for non-compliance. Fiscal intermediaries may be subject to criminal fines, civil penalties or other sanctions as a result of such audits or reviews. While we believe that we are in compliance in all material respects with the regulations governing fiscal intermediaries, there are ongoing reviews by the federal government of our activities under certain of our Medicare fiscal intermediary contracts. One of our subsidiaries, AdminaStar Federal, Inc., has received several subpoenas from the Office of the Inspector General, or OIG, HHS, and from the U.S. Department of Justice seeking documents and information concerning its responsibilities as a Medicare Part B contractor in its Kentucky office, and requesting certain financial records from AdminaStar Federal, Inc. and from us related to our Medicare fiscal intermediary Part A and Part B operations.

We are using the BCBS names and marks as identifiers for our products and services under licenses from the BCBSA. The termination of these license agreements could adversely affect our business, financial condition and results of operations.

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We are a party to license agreements with the BCBSA that entitle us to the exclusive use of the BCBS names and marks in our geographic territories. The license agreements contain certain requirements and restrictions regarding our operations and our use of the BCBS names and marks, including:

•	minimum capital and liquidity requirements;

•	enrollment and customer service performance requirements;

•	participation in programs which provide portability of membership between plans;

•	disclosures to the BCBSA relating to enrollment and financial conditions;

•	disclosures as to the structure of the BCBS system in contracts with third parties and in public statements;

•	plan governance requirements;

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a requirement that at least 80% of a licensee’s annual combined net revenue attributable to health benefits plans within its service area must be sold, marketed, administered or underwritten under the BCBS names and marks;

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a requirement that neither a plan nor any of its licensed affiliates may permit an entity other than a plan or a licensed affiliate to obtain control of the plan or the licensed affiliate or to acquire a substantial portion of its assets related to licensable services;

•	a requirement that we guarantee the contractual and financial obligations of our licensed affiliates; and

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a requirement that we indemnify the BCBSA against any claims asserted against us resulting from the contractual and financial obligations of any subsidiary which serves as a fiscal intermediary providing administrative services for Medicare Parts A and B.

We believe that we and our licensed affiliates are currently in compliance with these standards.

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Upon the occurrence of an event causing termination of the license agreements, we would no longer have the right to use the BCBS names and marks in one or more of our geographic territories. Furthermore, the BCBSA would be free to issue a license to use the BCBS names and marks in these states to another entity. Events which could cause the termination of a license agreement with the BCBSA include failure to comply with minimum capital requirements imposed by the BCBSA, a change of control or violation of the BCBSA ownership limitations on our capital stock, impending financial insolvency, the appointment of a trustee or receiver or the commencement of any action against a licensee seeking its dissolution. We believe that the BCBS names and marks are valuable identifiers of our products and services in the marketplace. Accordingly, termination of the license agreements could have a material adverse effect on our business, financial condition and results of operations.

The failure to effectively maintain and modernize our operations in an Internet environment could adversely affect our business.

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Our business depends significantly on effective information systems, and we have many different information systems for our various businesses. Our information systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems in order to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards, and changing customer preferences. For example, HIPAA’s administrative simplification provisions and the Department of Labor’s claim processing regulations may ultimately require significant changes to current systems. In addition, we may from time to time obtain significant portions of our systems-related or other services or facilities from independent third parties, which may make our operations vulnerable to such third parties’ failure to perform adequately. As a result of our merger and acquisition activities, we have acquired additional systems. Our failure to maintain effective and efficient information systems, or our failure to efficiently and effectively consolidate our information systems to eliminate redundant or obsolete applications, could have a material adverse effect on our business, financial condition and results of operations.

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Also, like many of our competitors in the health benefits industry, our vision for the future includes becoming a premier e-business organization by modernizing interactions with customers, brokers, agents, employees and other stakeholders through web-enabling technology and redesigning internal operations. We are developing our e-business strategy with the goal of becoming widely regarded as an e-business leader in the health benefits industry. The strategy includes not only sales and distribution of health benefits products on the Internet, but also implementation of advanced self-service capabilities benefiting customers, agents, brokers, partners and employees. There can be no assurance that we will be able to realize successfully our e-business vision or integrate e-business operations with our current method of operations. The failure to develop successful e-business capabilities could result in competitive and cost disadvantages to us as compared to our competitors.

We have substantial indebtedness outstanding and may incur additional indebtedness in the future. As a holding company, we are not able to repay our indebtedness except through dividends from subsidiaries, some of which are restricted in their ability under applicable insurance law to pay such dividends. Such indebtedness could also adversely affect our ability to pursue desirable business opportunities.

•	We have substantial indebtedness outstanding and have available borrowing capacity under our amended and restated credit facilities of up to $1.0 billion.

•	We may also incur additional indebtedness in the future, including issuing debt securities pursuant to this prospectus.

•
Our current debt service obligations require us to use a portion of our cash flow to pay interest and principal on debt instead of for other corporate purposes, including funding future expansion. If our cash flow and capital resources are insufficient to service our debt obligations, we may be forced to seek extraordinary dividends from our subsidiaries, sell assets, seek additional equity or debt capital or restructure our debt. However, these measures might be unsuccessful or inadequate in permitting us to meet scheduled debt service obligations.

•
As a holding company, we have no operations and are dependent on dividends from our subsidiaries for cash to fund our debt service and other corporate needs. State insurance laws restrict the ability of our regulated subsidiaries to pay dividends. Indebtedness could also limit our ability to pursue desirable business opportunities, and may affect our ability to maintain an investment grade rating for our indebtedness.

•
We may also incur future debt obligations that might subject us to restrictive covenants that could affect our financial and operational flexibility. Our breach or failure to comply with any of these covenants could result in a default under our credit agreements. If we default under our credit agreements, the lenders could cease to make further extensions of credit or cause all of our outstanding debt obligations under our credit agreements to become immediately due and payable, together with accrued and unpaid interest. If the indebtedness under the notes or our credit agreements is accelerated, we may be unable to repay or finance the amounts due.

Our ability to obtain funds from our subsidiaries is limited and our debt securities will be effectively subordinated to the indebtedness of our subsidiaries.

•
Because we operate as a holding company, our right to participate in any distribution of assets of any subsidiary upon that subsidiary’s dissolution, winding-up, liquidation, reorganization or otherwise (and thus the ability of the holders of our debt securities to participate indirectly from the distribution) is subject to the prior claims of the creditors of that subsidiary, except to the extent that we are a creditor of the subsidiary and our claims are recognized. Therefore, the debt securities that we may offer from time to time by this prospectus will be effectively subordinated to all indebtedness and other obligations of our subsidiaries. Our subsidiaries are separate legal entities and have no obligations to pay, or make funds available for the payment of, any amounts due on any debt securities that we may offer from time to time by this prospectus. The indentures governing the debt securities do not prohibit or limit the incurrence of indebtedness and other liabilities by us or our subsidiaries. The incurrence of additional indebtedness and other liabilities by us or our subsidiaries could adversely affect our ability to pay obligations on the debt securities that we may offer from time to time by this prospectus.

Indiana law and our articles of incorporation and bylaws may prevent or discourage takeovers and business combinations that our shareholders might consider in their best interests.

•
Indiana law and our articles of incorporation and bylaws may delay, defer, prevent or render more difficult a takeover attempt that our shareholders might consider in their best interests. For instance, they may prevent our shareholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

•
Under the Indiana demutualization law, for a period of five years following November 2, 2001, the effective date of our demutualization, no person may acquire beneficial ownership of 5% or more of the outstanding shares of our common stock without the prior approval of the Indiana Insurance Commissioner and our board of directors. This restriction does not apply to acquisitions made by us or made pursuant to an employee benefit plan or employee benefit trust sponsored by us. The Indiana Insurance Commissioner has adopted rules under which passive institutional investors could purchase 5% or more but less than 10% of our outstanding common stock with the prior approval of our board of directors and prior notice to the Indiana Insurance Commissioner.

•
Our articles of incorporation restrict the beneficial ownership of our capital stock in excess of specific ownership limits. The ownership limits restrict beneficial ownership of our voting capital stock to less than 10% for institutional investors and less than 5% for noninstitutional investors, both as defined in our articles of incorporation. Additionally, no person may beneficially own shares of our common stock representing a 20% or more ownership interest in us. These restrictions are intended to ensure our compliance with the terms of our licenses with the BCBSA. By agreement between us and the BCBSA, these ownership limits may be increased. Our articles of incorporation prohibit ownership of our capital stock beyond these ownership limits without prior approval of a majority of our continuing directors (as defined in our articles of incorporation).

•
Certain other provisions included in our articles of incorporation and bylaws may also have anti-takeover effects and may delay, defer or prevent a takeover attempt that our shareholders might consider in their best interests. In particular, our articles of incorporation and bylaws:

•	permit our board of directors to issue one or more series of preferred stock;

•	divide our board of directors into three classes serving staggered three-year terms;

•	restrict the maximum number of directors;

•	limit the ability of shareholders to remove directors;

•	impose restrictions on shareholders’ ability to fill vacancies on our board of directors;

•	prohibit shareholders from calling special meetings of shareholders;

•	impose advance notice requirements for shareholder proposals and nominations of directors to be considered at meetings of shareholders; and

•	impose restrictions on shareholders’ ability to amend our articles of incorporation and bylaws.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include but are not limited to the repayment of debt, investments in or extensions of credit to our subsidiaries or the financing of possible acquisitions or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred stock dividends (which are the same) for each of the periods indicated:

	Year Ended December 31
Nine Months Ended September 30, 2002	2001	2000	1999	1998	1997
9.23	9.71	7.03	3.00	11.33	5.50

We compute the ratio of earnings to fixed charges by dividing earnings by fixed charges. For purposes of this computation, “earnings” are defined as pretax earnings from continuing operations before adjustment for minority interest, plus interest expense, and amortization of debt discount and expense related to indebtedness. “Fixed charges” are interest expense, including amortization of debt discount and expense on indebtedness.

We compute the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and dividends on preferred stock. Due to the absence of preferred stock dividends, the ratio of earnings to combined fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges.

DESCRIPTION OF THE DEBT SECURITIES

General

The description below of the general terms of the debt securities will be supplemented by the more specific terms in a prospectus supplement.

The debt securities offered by this prospectus will be unsecured obligations of Anthem and will be either senior or subordinated debt. We will issue the debt securities under one of two separate indentures between us and The Bank of New York (the “Trustee”). Senior debt will be issued under a senior note indenture and subordinated debt will be issued under a subordinated note indenture. The senior note indenture and the subordinated note indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” The indentures provide that our debt securities may be issued in one or more series, with different terms, in each case as authorized from time to time by us. The indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series or establish additional terms for that series of debt securities. None of the indentures limits the amount of debt securities or other unsecured debt which we may issue.

Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

In addition to the following description of the debt securities, you should refer to the detailed provisions of each indenture, copies of which are filed as exhibits to the registration statement.

A prospectus supplement will specify the following terms of any issue of debt securities we may offer:

•	the designation or title, the aggregate principal amount and the authorized denominations if other than $1,000 and integral multiples of $1,000;

•	whether the debt securities will be senior or subordinated debt;

•	the price(s) at which debt securities will be issued;

•	whether the debt securities will be issued pursuant to a periodic offering program;

•	the percentage of their principal amount at which the debt securities will be issued and, if applicable, the method of determining the price;

•	the date or dates on which the debt securities will mature and any right to extend the date or dates;

•
the currency, currencies or currency units in which payments on the debt securities will be payable and the manner of determining the US dollar equivalent for purposes of determining outstanding debt securities of a series;

•	the rate or rates at which the debt securities will bear interest, if any, or the method of determination (including indices) of the rate or rates;

•
the date or dates from which such interest, if any, shall accrue, the dates on which the interest, if any, will be payable and the method of determining holders to whom any of the interest shall be payable;

•	any mandatory or optional sinking fund or analogous provisions;

•	the prices, if any, at which, the dates at or after which and the terms upon which, we may or must repay, repurchase or redeem the debt securities;

•
the date or dates, if any, after which the debt securities may be converted or exchanged into or for shares of our common stock or another company’s securities or property or settled for the cash value of securities issued by us or a third party and the terms for any conversion or exchange or settlement;

•	the exchanges, if any, on which the debt securities may be listed;

•	any special provisions for the payment of additional amounts with respect to the debt securities;

•
whether the debt securities are to be issuable as registered securities or bearer securities or both, whether any of the debt securities are to be issuable initially in temporary global form and whether any of the debt securities are to be issuable in permanent global form;

•
each office or agency where the principal of and any premium and interest on the debt securities will be payable and each office or agency where the debt securities may be presented for registration of transfer or exchange;

•	any right to defer payments of interest by extending the interest payment periods and the duration of the extensions;

•	the trustee under the indenture pursuant to which the debt securities are to be issued;

•	whether the debt securities will be subject to defeasance or covenant defeasance; and

•	any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

The senior debt securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of Anthem. The subordinated debt securities will be unsecured and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated note indenture, to all Senior Debt, as defined herein, of Anthem. See “Subordination” below.

Some of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below their stated principal amount. The prospectus supplement will contain any United States federal income tax consequences and other special considerations applicable to discounted debt securities.

Payment and Transfer

Unless we state otherwise in a prospectus supplement, we will issue debt securities only as registered securities, which means that the name of the holder will be entered in a register which will be kept by the Trustee or another agent of us. Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement or by mailing a check to you at the address we have for you in the register.

Unless we state otherwise in a prospectus supplement, you will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement. You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

Neither we nor the Trustee will impose any service charge for any transfer or exchange of a debt security; however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Global Notes, Delivery and Form

Unless otherwise specified in a prospectus supplement, the debt securities will be issued in the form of one or more fully registered Global Notes, as defined below, that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, referred to herein as the Depository, and registered in the name of the Depository’s nominee. Global Notes are not exchangeable for definitive note certificates except in the specific circumstances described below. For purposes of this prospectus, “Global Note” refers to the Global Note or Global Notes representing an entire issue of debt securities.

A Global Note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

The Depository has advised us as follows:

•	The Depository is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code;

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•
The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book entry changes in accounts of its participants, eliminating the need for physical movements of securities certificates.

•	The Depository participants include securities brokers and dealers, banks, trust companies, clearing corporations and others, some of whom own the Depository.

•	Access to the Depository book-entry system is also available to others that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

•
Where we issue a Global Note in connection with the sale thereof to an underwriter or underwriters, the Depository will immediately credit the accounts of participants designated by the underwriter or underwriters with the principal amount of the debt securities purchased by the underwriter or underwriters.

•
Ownership of beneficial interests in a Global Note and the transfers of ownership will be effected only through records maintained by the Depository (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain purchasers of securities take physical delivery in definitive form of securities they purchase. These laws may limit your ability to transfer beneficial interests in a Global Note.

So long as a nominee of the Depository is the registered owner of a Global Note, that nominee for all purposes will be considered the sole owner or holder of the debt securities under the indenture. Except as provided below, you will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owners or holders thereof under the indenture.

We will make payment of principal of, premium, if any, and interest on, debt securities represented by a Global Note to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note representing those debt securities. The Depository has advised us that upon receipt of any payment of principal of, or interest on, a Global Note, the Depository will immediately credit accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Global Note, as shown in the records of the Depository. Standing instructions and customary practices will govern payments by participants to owners of beneficial interests in a Global Note held through those participants, as is now the case with securities held for the accounts of customers registered in “street name”. Those payments will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, the Trustee nor any of our respective agents will be responsible for any aspect of the records of the Depository, any nominee or any participant relating to, or payments made on account of, beneficial interests in a Global Note or for maintaining, supervising or reviewing any of the records of the Depository, any nominee or any participant relating to those beneficial interests.

As described above, we will issue debt securities in definitive form in exchange for a Global Note only in the following situations:

•	if the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us within 90 days; or

•	if we choose to issue definitive debt securities.

In either instance, an owner of a beneficial interest in a Global Note will be entitled to have debt securities equal in principal amount to that beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. Debt securities in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. We will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where debt securities may be presented for payment and may be transferred or exchanged. You will not be charged a fee for any transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Modification of the Indentures

In general, our rights and obligations and the rights of the holders under the indentures may be modified if the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. However, Section 9.02 of each indenture provides that, unless each affected holder agrees, we cannot

•	make any adverse change to any payment terms of a debt security such as:

•	extending the maturity date or dates;

•
extending the date on which we have to pay interest or make a sinking fund payment, other than deferrals of the payments of interest during any extension period as described in any applicable prospectus supplement;

•	reducing the interest rate;

•	reducing the amount of principal we have to repay;

•	changing the currency in which we have to make any payment of principal, premium or interest;

•	modifying any redemption or repurchase right to the detriment of the holder;

•	impairing any right of a holder to bring suit for payment;

•	reduce the percentage of the aggregate principal amount of debt securities needed to make any amendment to the indenture or to waive any covenant or default;

•	waive any past payment default; or

•	make any change to Section 9.02.

However, if we and the Trustee agree, we can amend the indenture without seeking the consent of any holders if the amendment does not adversely affect in any material respect any holder.

In addition, the subordinated note indenture may not be amended without the consent of each holder of subordinated debt securities affected thereby to modify the subordination of the subordinated debt securities issued under that indenture in a manner adverse to the holders of the subordinated debt securities.

Consolidation, Merger and Sale

We shall not consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless (1) such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Trustee, the payment of the principal of and premium, if any, and interest on all the debt securities and the performance of every covenant of the indenture on our part to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) we have delivered to the Trustee an officers’ certificate and opinion of counsel, each stating that such transaction complies with the provisions of the indenture governing consolidation, merger, conveyance, transfer or lease, including all conditions precedent.

Events of Default

Each indenture defines an Event of Default with respect to any series of debt securities. Unless otherwise provided in the applicable prospectus supplement, Events of Default are any of the following:

•	default in any payment of principal or premium, if any, on any debt security of that series when due;

•	default for 30 days in payment of any interest, if any, on any debt security of that series (subject to the deferral of any due date in the case of an extension period);

•	default in the making or satisfaction of any sinking fund payment or analogous obligation for 30 days on the debt securities of that series;

•	default for 90 days after written notice, as provided in the indenture, of our performance of any other covenant in respect of the debt securities of that series contained in the indenture;

•	certain events in bankruptcy, insolvency or reorganization; or

•	any other event of default provided with respect to debt securities of a series.

An Event of Default under one series of debt securities does not necessarily constitute an Event of Default under any other series of debt securities. Each indenture provides that the Trustee may withhold notice to the holders of any series of debt securities issued thereunder of any default if the Trustee considers it in the interest of such holders to do so provided the Trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the debt securities of that series or in the making of any sinking fund installment or analogous obligation with respect to that series.

Each indenture provides that if an Event of Default occurs and is continuing with respect to any series of debt securities, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount (or in the case of discounted debt securities, that portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgement or decree for payment of money has been obtained by the Trustee, the holders of a majority in aggregate outstanding principal amount of the debt securities of that series may, under certain circumstances, annul and rescind such acceleration. The holders of a majority in principal amount of such debt securities then outstanding may also waive on behalf of all holders of that series past defaults with respect to a particular series of debt securities except, unless previously cured, a default in payment of principal, premium, if any, or interest, if any, on any of the debt securities of such series, or the payment of any sinking fund installment or analogous obligation on the debt securities of such series.

Other than the duties of a trustee during a default, the Trustee is not obligated to exercise any of its rights or powers under each indenture at the request, order or direction of any holders of debt securities of any series issued thereunder unless the holders shall have offered to the Trustee indemnity. Subject to the indemnification provision, each indenture provides that the holders of a majority in principal amount of the debt securities of any series issued thereunder at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee thereunder, or exercising any trust or power conferred on such Trustee with respect to the debt securities of such series. However, the Trustee may decline to act if it has not been offered indemnity or if it determines that the proceedings so directed would be illegal or involve it in any personal liability.

Conversion and Exchange Rights

The debt securities of any series may be convertible into or exchangeable for other securities of Anthem or another issuer or property or cash on the terms and subject to the conditions set forth in the applicable prospectus supplement.

Defeasance and Discharge

The following discussion of full defeasance and discharge will apply to any series of debt securities unless otherwise indicated in the applicable prospectus supplement with respect to the debt securities of a series.

Each indenture provides that if we choose to have the defeasance and discharge provision applied to the debt securities, we can legally release ourselves from any payment or other obligations on the debt securities, except for the ministerial obligations described below, if we put in place the following arrangements for you to be repaid:

•
We must deposit in trust for the benefit of all direct holders of debt securities money, U.S. government or U.S. government agency notes or bonds, or a combination thereof that will generate enough cash to make any interest, premium, principal or other payments on the debt securities on their various due dates; and

•
We must deliver to the Trustee a legal opinion of our counsel confirming that we received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or there has been a change in U.S. federal income tax law, and, in either case, under then current U.S. law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

In addition, the subordinated note indenture provides that if we choose to have the defeasance and discharge provision applied to the subordinated debt securities, the subordination provisions of the subordinated note indenture will become ineffective.

However, even if we make the deposit in trust and opinion delivery arrangements discussed above, a number of our obligations relating to the debt securities will remain. These include our obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

The indentures also allow us to choose whether covenant defeasance will apply to any series of debt securities. If we do so choose, we will say so in the prospectus supplement.

The indentures provide that if we choose to have the covenant defeasance provision applied to any debt securities, we need not comply with the covenants in the indentures, including under “Consolidation, Merger and Sale” and, in the case of the subordinated note indenture, the provisions relating to subordination. In addition, covenant defeasance would also render ineffective any Event of Default provisions relating to any restrictive covenants. Any of our other obligations affected by covenant defeasance will be specified in the prospectus supplement.

In order to exercise the covenant defeasance option, we must put into place the same deposit in trust and opinion delivery arrangements as discussed above under “Defeasance and Discharge”.

Highly Leveraged Transaction

The general provisions of the indentures do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the debt securities.

Subordination

Any subordinated debt securities issued under the subordinated note indenture will be subordinate and junior in right of payment to all of our Senior Debt whether existing at the date of the subordinated note indenture or subsequently incurred. Upon any payment or distribution of our assets to creditors upon any:

•	liquidation;

•	dissolution;

•	winding-up;

•	receivership;

•	reorganization;

•	assignment for the benefit of creditors;

•	marshaling of assets and liablities;

•	bankruptcy;

•	insolvency; or

•	debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding,

the holders of Senior Debt will first be entitled to receive payment in full of the principal of and any premium and interest on such Senior Debt before the holders of the subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of and any premium or interest on the subordinated debt securities.

Upon the acceleration of the maturity of any subordinated debt securities, the holders of all Senior Debt outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due thereon, including any amounts due upon acceleration, before the holders of subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of or any premium or interest on the subordinated debt securities.

No payments on account of principal, or any premium or interest, in respect of the subordinated debt securities may be made if:

•	there has occurred and is continuing a default in any payment with respect to Senior Debt; or

•	there has occurred and is continuing an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof.

“Senior Debt” means the principal of, and any premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, whether or not such claim for post-petition interest is allowed in such proceeding, on our Debt, whether incurred on, before or after the date of the subordinated note indenture, unless the instrument creating or evidencing the Debt or under which the Debt is outstanding provides that obligations created by it are not superior in right of payment to the subordinated debt securities.

“Debt” means, with respect to any person, whether recourse is to all or a portion of the assets of that person and whether or not contingent:

•	every obligation of that person for money borrowed;

•	every obligation of that person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	every reimbursement of that person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of that person;

•	property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	every capital lease obligation of that person; and

•
every obligation of the type referred to above of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or for which such person is responsible or liable, directly or indirectly, as obligor or otherwise.

The indentures will place no limitation on the amount of additional Senior Debt that we may incur.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act applies.

Concerning the Trustee

We have had and may continue to have commercial and investment banking relationships with The Bank of New York in the ordinary course of business. The Bank of New York is currently the trustee under indentures pursuant to which we have issued $230 million of debentures as part of its 6.00% equity security units and $950 million of notes. The Bank of New York is also the purchase contract agent for our 6.00% equity security units.

DESCRIPTION OF THE PREFERRED STOCK

This section describes the general terms and provisions of the preferred stock we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the series of the preferred stock then offered, and the terms and provisions described in this section will apply only to the extent not superceded by the terms of the applicable prospectus supplement.

This section is only a summary of the preferred stock that we may offer. We urge you to read carefully our articles of incorporation and the articles of amendment we will file in relation to an issue of any particular series of preferred stock before you buy any preferred stock.

We are authorized to issue up to 100,000,000 shares of preferred stock, without par value, none of which is issued or outstanding. Our board of directors may issue from time to time shares of preferred stock in one or more series and with the relative powers, rights and preferences and for the consideration our board of directors may determine.

Our board of directors may, without further action of the shareholders, determine and set forth in an amendment to our articles of incorporation the following for each series of preferred stock:

•	the serial designation and the number of shares in that series;

•
the dividend rate or rates, whether dividends shall be cumulative and, if so, from what date, the payment date or dates for dividends, and any participating or other special rights with respect to dividends;

•	any voting powers of the shares;

•	whether the shares will be redeemable and, if so, the price or prices at which, and the terms and conditions on which the shares may be redeemed;

•
the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of us prior to any payment or distribution of our assets to any class or classes of our stock ranking junior to the preferred stock;

•
whether the shares will be entitled to the benefit of a sinking or retirement fund and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

•
whether the shares will be convertible into, or exchangeable for, shares of any other class or of any other series of the same or any other class of our stock or the stock of another issuer, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments to the conversion price or rates of exchange at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

•
any other preferences, privileges and powers, and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions, as our board of directors may deem advisable and as shall not be inconsistent with the provisions of our articles of incorporation.

Depending on the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control of us, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock.

The preferred stock, when issued, will be fully paid and nonassessable. Unless the applicable prospectus supplement provides otherwise, the preferred stock will have no preemptive rights to subscribe for any additional securities which may be issued by us in the future. The transfer agent and registrar for the preferred stock will be specified in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

General

We are authorized to issue up to 900,000,000 shares of common stock, par value $0.01 per share. Each holder of our common stock is entitled to one vote per share of record on all matters to be voted upon by the shareholders. Holders do not have cumulative voting rights in the election of directors or any other matter. Subject to the preferential rights of the holders of any preferred stock that may at the time be outstanding, each share of common stock will entitle the holder of that share to an equal and ratable right to receive dividends when, if and as declared from time to time by our board of directors and paid out of legally available funds. We do not anticipate paying cash dividends.

In the event of our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in all assets remaining after payments to creditors and after satisfaction of the liquidation preference, if any, of the holders of any preferred stock that may at the time be outstanding. Holders of common stock have no preemptive or redemption rights and will not be subject to further calls or assessments by us. Any shares of common stock offered by this prospectus will, when issued, be fully paid and non-assessable.

Authorized But Unissued Shares

Indiana law does not require shareholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable the board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of current management and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Limitations on Ownership of Our Common Stock in Articles of Incorporation

Our license agreements with the BCBSA require as a condition to our retention of the licenses that our articles of incorporation contain certain provisions, including limitations on the ownership of our common stock. Our articles of incorporation provide that after the demutualization of Anthem Insurance, a subsidiary of Anthem, which took place on November 2, 2001, no person may beneficially own shares of its voting capital stock in excess of the specified BCBSA ownership limit, except with the prior approval of a majority of the continuing directors (as defined in our articles of incorporation). The BCBSA ownership limit, which may not be exceeded without the prior approval of the BCBSA, is the following:

•	for any “Institutional Investor,” one share less than 10% of our outstanding voting securities;

•	for any “Noninstitutional Investor,” one share less than 5% of our outstanding voting securities; and

•	for any person, one share less than the number of shares of our common stock or other equity securities (or a combination thereof) representing a 20% or more ownership interest in our company.

“Institutional Investor” means any person if (but only if) such person is:

•	a broker or dealer registered under Section 15 of the Exchange Act;

•	a bank as defined in Section 3(a)(6) of the Exchange Act;

•	an insurance company as defined in Section 3(a)(19) of the Exchange Act;

•	an investment company registered under Section 8 of the Investment Company Act of 1940;

•	an investment adviser registered under Section 203 of the Investment Advisers Act of 1940;

•	an employee benefit plan, or pension fund which is subject to the provisions of ERISA or an endowment fund;

•
a parent holding company, provided the aggregate amount held directly by the parent, and directly and indirectly by its subsidiaries which are not persons specified in the six bullet points listed above, does not exceed one percent of the securities of the subject class such as common stock; or

•	a group, provided that all the members are persons specified in any of the seven bullet points listed above.

In addition, every filing made by such person with the SEC under Regulations 13D-G (or any successor regulations) under the Exchange Act with respect to that person’s beneficial ownership must contain a certification substantially to the effect that our common stock acquired by that person was acquired in the ordinary course of business and was not acquired for the purpose of and does not have the effect of changing or influencing the control of our company and was not acquired in connection with or as a participant in any transaction having such purpose or effect.

“Noninstitutional Investor” means any person that is not an Institutional Investor.

Any transfer of stock that would result in any person beneficially owning shares of our capital stock in excess of the ownership limit will result in the intended transferee acquiring no rights in such shares (with certain exceptions) and the person’s shares will be deemed transferred to an escrow agent to be held until the shares are transferred to a person whose ownership of the shares will not violate the ownership limit. These provisions prevent a third party from obtaining control of our company without obtaining the prior approval of our continuing directors or the 75% supermajority vote required to amend these provisions of our articles of incorporation and may have the effect of discouraging or even preventing a merger or business combination, a tender offer or similar extraordinary transaction involving us.

Certain Other Provisions of Our Articles of Incorporation and Bylaws

Certain other provisions of our articles of incorporation and bylaws may delay or make more difficult unsolicited acquisitions or changes of control of us. These provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change in control of us, although these proposals, if made, might be considered desirable by a majority of our shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management without the concurrence of the board of directors. These provisions include:

•	the division of the board of directors into three classes serving staggered terms of office of three years;

•
provisions allowing the removal of directors only upon a 66% shareholder vote or upon the affirmative vote of both a majority of all directors and a majority of continuing directors (as defined in our articles of incorporation);

•	provisions limiting the maximum number of directors to 19, and requiring that any increase in the number of directors then in effect must be approved by a majority of continuing directors;

•	permitting only the board of directors, the Chairman, the Chief Executive Officer or the President to call a special meeting of shareholders;

•	requirements for a 75% supermajority vote of our shareholders to amend certain provisions of our articles of incorporation, including those provisions discussed in this section; and

•	requirements for advance notice for raising business or making nominations at shareholders’ meetings.

Our bylaws establish an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors. Although our bylaws do not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our shareholders.

Our articles of incorporation provide that, in the case of a merger, sale or purchase of assets, issuance of securities or reclassification, each a “business combination,” involving a beneficial owner of 10% or more of the voting power of our capital stock (a “related person”), or any affiliate or associate of a related person, such business combination must be approved by (1) 66% of the voting power of our outstanding voting stock and (2) a majority of the then outstanding voting power of the voting stock held by shareholders other than the related person. However, these shareholder approval requirements do not apply if the business combination is approved prior to the time that the related person became a related person by at least two-thirds of the continuing directors (as defined in our articles of incorporation) or the consideration to be received by shareholders in the business combination is at least equal to the higher of the highest price paid by the related person in acquiring its interest in our company, with specified adjustments, or the fair market value determined by the closing price during the previous thirty-day period and some other requirements are met.

Certain Provisions of Indiana Law

Demutualization

Under the Indiana demutualization law, for a period of five years following the effective date of the demutualization (November 2, 2001), no person may acquire beneficial ownership of 5% or more of the outstanding shares of our common stock without the prior approval of the Indiana Insurance Commissioner and our board of directors.

This restriction does not apply to acquisitions made by us or made pursuant to an employee benefit plan or employee benefit trust sponsored by us. The Indiana Insurance Commissioner has adopted rules under which passive institutional investors could purchase 5% or more but less than 10% of any outstanding common stock with the approval of our board of directors and prior notice to the Indiana Insurance Commissioner.

Certain Provisions of the Indiana Business Corporation Law

In addition, under specified circumstances, the following provisions of the Indiana Business Corporation Law, or IBCL, may delay, prevent or make more difficult unsolicited acquisition or changes of control of our company. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.

Control Share Acquisitions. Under Sections 23-1-42-1 to 23-1-42-11 of the IBCL, an acquiring person or group who makes a “control share acquisition” in an “issuing public corporation” may not exercise voting rights on any “control shares” unless these voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special meeting of those shareholders held upon the request and at the expense of the acquiring person. If control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the issuing public corporation have dissenters’ rights to receive the fair value of their shares pursuant to Section 23-1-44 of the IBCL.

Under the IBCL, “control shares” means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges:

•	one-fifth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more.

“Control share acquisition” means, subject to specified exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. For the purposes of determining whether an acquisition constitutes a control share acquisition, shares acquired within 90 days or under a plan to make a control share acquisition are considered to have been acquired in the same acquisition. “Issuing public corporation” means a corporation which is organized in Indiana and has (i) 100 or more shareholders, (ii) its principal place of business, its principal office or substantial assets within Indiana and (iii) either:

•	more than 10% of its shareholders resident in Indiana;

•	more than 10% of its shares owned by Indiana residents; or

•	10,000 shareholders resident in Indiana.

The above provisions do not apply if, before a control share acquisition is made, the corporation’s articles of incorporation or bylaws, including a board adopted by-law, provide that they do not apply. Our articles of incorporation and bylaws do not currently exclude us from the restrictions imposed by the above provisions.

Certain Business Combinations. Sections 23-1-43-1 to 23-1-43-24 of the IBCL restrict the ability of a “resident domestic corporation” to engage in any combinations with an “interested shareholder” for five years after the date the interested shareholder became such, unless the combination or the purchase of shares by the interested shareholder on the interested shareholder’s date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if that shareholder receives approval from a majority of the disinterested shares or the offer meets specified fair price criteria. For purposes of the above provisions, “resident domestic corporation” means an Indiana corporation that has 100 or more shareholders. “Interested shareholder” means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation, which at any time within the five-year period immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to corporations that so elect in an amendment to their articles of incorporation approved by a majority of the disinterested shares. That amendment, however, cannot become effective until 18 months after its passage and would apply only to share acquisitions occurring after its effective date. Our articles of incorporation do not exclude us from the restrictions imposed by the above provisions.

Directors’ Duties and Liability. Under Section 23-1-35-1 of the IBCL, directors are required to discharge their duties:

•	in good faith;

•	with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and

•	in a manner the directors reasonably believe to be in the best interests of the corporation.

However, the IBCL also provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director’s office and the action or failure to act constitutes willful misconduct or recklessness.

The exoneration from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws.

Section 23-1-35-1 of the IBCL also provides that a board of directors, in discharging its duties, may consider, in its discretion, both the long-term and short-term best interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects of an action on the corporation’s shareholders, employees, suppliers and customers and the communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. If a determination is made with the approval of a majority of the disinterested directors of the board, that determination is conclusively presumed to be valid unless it can be demonstrated that the determination was not made in good faith after reasonable investigation. Once the board, in exercising its business judgment, has determined that a proposed action is not in the best interests of the corporation, it has no duty to remove any barriers to the success of the action, including a shareholder rights plan. Section 23-1-35-1 specifically provides that specified judicial decisions in Delaware and other jurisdictions, which might be looked upon for guidance in interpreting Indiana law, including decisions that propose a higher or different degree of scrutiny in response to a proposed acquisition of the corporation, are inconsistent with the proper application of the business judgment rule under that section.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

DESCRIPTION OF THE WARRANTS

This section describes the general terms and provisions of the warrants that we may offer pursuant to this prospectus. The applicable prospectus supplement will describe the specific terms of the warrants then offered, and the terms and provisions described in this section will apply only to the extent not superceded by the terms of the applicable prospectus supplement.

We may issue warrants for the purchase of senior debt securities, subordinated debt securities, preferred stock or common stock. Warrants may be issued alone or together with senior debt securities, subordinated debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under warrant agreements between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not act as an agent or trustee for any holders or beneficial holders of warrants.

This section summarizes the general terms and provisions of the forms of warrant agreements and warrant certificates. Because this is only a summary, it does not contain all of the details found in the full text of the warrant agreements and the warrant certificates. We urge you to read the applicable form of warrant agreement and the form of warrant certificate that we will file in relation to an issue of any warrants.

General

If warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of those warrants, including the following if applicable:

•	the offering price;

•	the currencies in which the warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of the senior debt securities or subordinated debt securities that can be purchased upon exercise;

•	the designation and terms of any series of senior debt securities or subordinated debt securities with which the warrants are being offered and the number of warrants offered with each debt security;

•	the date on and after which the holder of the warrants can transfer them separately from the series of senior debt securities or subordinated debt securities;

•
the principal amount of the series of senior debt securities or subordinated debt securities that can be purchased upon exercise and the price at which and currencies in which the principal amount may be purchased upon exercise;

•	the date on which the right to exercise the warrants begins and the date on which the right expires;

•	a discussion of material United States federal income tax considerations applicable to the warrants; and

•	any other terms of the warrants.

Unless the applicable prospectus supplement provides otherwise, warrants for the purchase of debt securities will be in registered form only. Until any warrants to purchase senior debt securities or subordinated debt securities are exercised, the holder of the warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture.

If warrants for the purchase of preferred stock or common stock are offered, the applicable prospectus supplement will describe the terms of those warrants, including the following if applicable:

•	the offering price;

•
the total number of shares that can be purchased upon exercise and, in the case of warrants for preferred stock, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise;

•
the designation and terms of the series of preferred stock with which the warrants are being offered and the number of warrants being offered with each share of preferred stock or share of common stock;

•	the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock;

•	the number of shares of preferred stock or shares of common stock that can be purchased upon exercise and the price at which the preferred stock or common stock may be purchased upon exercise;

•	the date on which the right to exercise the warrants begins and the date on which that right expires;

•	United States federal income tax consequences; and

•	any other terms of the warrants.

Unless the applicable prospectus supplement provides otherwise, warrants for the purchase of preferred stock or common stock will be in registered form only. Until any warrants to purchase preferred stock or common stock are exercised, holders of the warrants will not have any rights of holders of the underlying preferred stock or common stock, including any right to receive dividends or to exercise any voting rights.

A holder of warrant certificates may:

•	exchange them for new certificates of different denominations;

•	present them for registration of transfer; and

•	exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the principal amount of senior debt securities or subordinated debt securities or the number of shares of preferred stock or common stock at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised warrants will become void.

Unless the applicable prospectus supplement provides otherwise, a holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•	delivering the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the senior debt securities, subordinated debt securities, preferred stock or common stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to Warrant Agreements

Unless the applicable prospectus supplement provides otherwise, the following describes generally the provisions relating to amending and supplementing the warrant agreements.

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants if the changes are not inconsistent with the provisions of the warrants and do not materially adversely affect the interests of the holders of the warrants. We and the warrant agent may also modify or amend a warrant agreement and the terms of the warrants if a majority of the then outstanding unexercised warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any modification or amendment or otherwise materially adversely affects the rights of the holders of the warrants may be made without the consent of each holder affected by the modification or amendment.

Warrant Adjustments

The warrant certificate and the applicable prospectus supplement will describe the events requiring adjustment to the warrant exercise price or the number or principal amount of securities issuable upon exercise of the warrant.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

Purchase Contracts

We may issue purchase contracts for the purchase and sale of, or whose cash value is determined by reference or linked to the performance, level or value of, our securities, including our common or preferred stock or other debt or equity securities described in this prospectus.

We refer to each security described above as a “purchase contract security.” Each purchase contract will obligate:

•	the holder to purchase or sell, and obligate us to sell or purchase, on specified dates, one or more purchase contract securities at a specified price or prices; or

•	the holder or us to settle the purchase contract by reference to the value, performance or level of one or more purchase contract securities, on specified dates and at a specified price or prices.

Some purchase contracts may include multiple obligations to purchase or sell different purchase contract securities, and both we and the holder may be sellers or buyers under the same purchase contract. No holder of a purchase contract will have the rights of a holder of the underlying security under the contract, including any right to receive payments on that security, until the purchase contract is exercised.

The prospectus supplement will contain, where applicable, the following information about the purchase contract:

•
whether the purchase contract obligates the holder to purchase or sell, or both purchase and sell, one or more purchase contract securities and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the purchase contract is to be settled by delivery, or by reference or linkage to the value, performance or level of, the purchase contract securities;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contract;

•	whether the purchase contract will be issued as part of a unit and, if so, the other securities comprising the unit; and

•	whether the purchase contract will be issued in fully registered or bearer form and in global or non-global form.

Purchase Units

The purchase contracts may be issued separately or as part of units consisting of a purchase contract and our debt securities or preferred stock, securing the holders’ obligations to purchase the purchase contract security. These units are called “purchase units.” If we issue a purchase contract as part of a unit, the accompanying prospectus supplement will state whether the contract will be separable from the other securities in the unit before the contract settlement date. The purchase contracts may require us to make periodic payments to the holders of the purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner.

The applicable prospectus supplement will describe the terms of the purchase contracts or purchase units. A copy of the purchase agreement will be filed with the SEC in connection with the offering of purchase contracts and purchase units. The description in the prospectus supplement will not necessarily be complete, and you should read the purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the purchase contracts or purchase units.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

•	to one or more underwriters or dealers for public offering;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

The name of any underwriter, dealer or agent involved in the offer and sale of the securities, the amounts underwritten and the nature of its obligation to take the securities will be stated in the applicable prospectus supplement. We have reserved the right to sell the securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so. The sale of the securities may be effected in transactions:

•	on any securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or in the over-the-counter market; or

•	through the writing of options.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We, our agents and underwriters may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement. We may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon terms and conditions as set forth in the applicable prospectus supplement.

If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them. In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Underwriters may sell the securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions, which may be changed from time to time, from the purchasers for whom they may act as agents.

Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. Unless otherwise indicated in the applicable prospectus supplement, an agent will be acting on a best efforts basis, and a dealer will purchase debt securities as a principal, and may then resell the debt securities at varying prices to be determined by the dealer.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by specified institutions to purchase offered securities from us at the public offering price set forth in that prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These delayed delivery contracts will be subject to any conditions set forth in the applicable prospectus supplement, and that prospectus supplement will set forth the commission payable for solicitation of those contracts. The underwriters and other persons soliciting those contracts will have no responsibility for the validity or performance of any of those contracts.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

To facilitate the offering of securities, some persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate, short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Any securities other than our common stock issued by us under this prospectus may be new issues of securities with no established trading market. Any underwriters or agents to or through whom these securities are sold for public offering and sale may make a market in these securities, but the underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any of these securities. The amount of expenses expected to be incurred by us in connection with any issuance of securities will be set forth in the applicable prospectus supplement. Some of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and some of our affiliates in the ordinary course of our business or otherwise.

LEGAL OPINION

Baker & Daniels, Indianapolis, Indiana, will issue an opinion about the validity of the offered securities for us. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Anthem, Inc. appearing in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2001 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item. 14.    Other Expenses of Issuance and Distribution.

The fees and expenses (not including underwriting discounts and commissions) payable by the registrant in connection with the issuance and distribution of the securities being registered hereby are set forth in the following table. All such fees and expenses, other than the Securities and Exchange Commission registration fee, are estimated and subject to future contingencies:

Securities and Exchange Commission registration fee	$92,000

Trustee’s, Warrant Agent’s and Purchase Contract Agent’s fees and expenses	50,000

Printing expenses	50,000

Rating agency fees	350,000

Accounting fees and expenses	50,000

Legal fees and expenses	100,000

Blue sky fees and expenses	20,000

Miscellaneous expenses	20,000

Total	$732,000

Item 15.    Indemnification of Directors and Officers.

The Indiana Business Corporation Law (the “IBCL”) provides that a corporation, unless limited by its articles of incorporation, is required to indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their serving as a director or officer of the corporation.

As permitted by the IBCL, Anthem, Inc.’s (“Anthem”) articles of incorporation provide for indemnification of directors, officers, employees and agents of Anthem against any and all liability and reasonable expense that may be incurred by them, arising out of any claim or action, civil, criminal, administrative or investigative, in which they may become involved by reason of being or having been a director, officer, employee or agent. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the board of directors must have determined, based upon a written finding of legal counsel or another independent referee, or a court of competent jurisdiction must have determined, that such persons acted in good faith in what they reasonably believed to be the best interest of Anthem (or at least not opposed to its best interests) and, in addition, in any criminal action, had reasonable cause to believe their conduct was lawful (or had no reasonable cause to believe that their conduct was unlawful). The articles of incorporation authorize Anthem to advance funds for expenses to an indemnified person, but only upon receipt of an undertaking that he or she will repay the same if it is ultimately determined that such party is not entitled to indemnification.

The rights of indemnification provided by the articles of incorporation of Anthem are not exhaustive and are in addition to any rights to which a director or officer may otherwise be entitled by contract or as a matter of law. Irrespective of the provisions of the articles of incorporation of Anthem, Anthem may, at any time and from time to time, indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions.

In addition, Anthem has obtained a directors and officers’ liability and company reimbursement policy that insures against certain liabilities under the Securities Act of 1933, subject to applicable retentions.

Item 16.    Exhibits.

The list of exhibits is incorporated by reference to the Exhibit Index on page E-1.

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Item 17.    Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on December 17, 2002.

ANTHEM, INC.

By:	/S/ Larry C. Glasscock
Larry C. Glasscock President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes Larry C. Glasscock, David R. Frick and Michael L. Smith or any of them, each with full power of substitution, to execute in the name and on behalf of such person any amendment to this Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints Larry C. Glasscock, David R. Frick and Michael L. Smith, or any of them, each with full power of substitution, attorney-in-fact to sign any amendment to this Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the dates indicated

Signature	Title	Date

/S/ Larry C. Glasscock Larry C. Glasscock	President, Chief Executive Officer and Director (Principal Executive Officer)	December 17, 2002

/S/ Michael L. Smith Michael L. Smith	Executive Vice President and Chief Financial and Accounting Officer (Principal Financial and Principal Accounting Officer)	December 17, 2002

/S/ L. Ben Lytle L. Ben Lytle	Director	December 17, 2002

/S/ Lenox D. Baker, Jr., M.D. Lenox D. Baker, Jr., M.D.	Director	December 17, 2002

/S/ Susan B. Bayh Susan B. Bayh	Director	December 17, 2002

/S/ William B. Hart William B. Hart	Director	December 17, 2002

/S/ Allan B. Hubbard Allan B. Hubbard	Director	December 17, 2002

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Signature	Title	Date

/S/ Victor S. Liss Victor S. Liss	Director	December 17, 2002

/S/ William G. Mays William G. Mays	Director	December 17, 2002

/S/ James W. McDowell, Jr. James W. McDowell, Jr.	Director	December 17, 2002

/S/ B. LaRae Orullian B. LaRae Orullian	Director	December 17, 2002

/S/ Senator Donald W. Riegle, Jr. Senator Donald W. Riegle, Jr.	Director	December 17, 2002

/S/ William J. Ryan William J. Ryan	Director	December 17, 2002

/S/ George A. Schaefer, Jr. George A. Schaefer, Jr.	Director	December 17, 2002

/S/ John Sherman, Jr. John Sherman, Jr.	Director	December 17, 2002

/S/ Dennis J. Sullivan, Jr. Dennis J. Sullivan, Jr.	Director	December 17, 2002

/S/ Jackie M. Ward Jackie M. Ward	Director	December 17, 2002

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INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

1*	Form of Underwriting Agreement

3.1	Restated Articles of Incorporation of Anthem, Inc. (incorporated herein by reference to Exhibit 3.1 to Anthem, Inc.’s Registration Statement on Form S-1 (Registration No. 333-67714))

3.2	Bylaws of Anthem, Inc. (incorporated herein by reference to Exhibit 3.2 to Anthem, Inc.’s Registration Statement on Form S-1 (Registration No. 333-67714))

4.1
Form of certificate for the common stock, $0.01 par value per share, of Anthem, Inc. (incorporated herein by reference to Exhibit 4.1 to Anthem, Inc.’s Registration Statement on Form S-1 (Registration No. 333-67714))

4.16	Form of Indenture by and between Anthem, Inc. and The Bank of New York, as trustee, relating to the senior debt securities

4.17	Form of Indenture by and between Anthem, Inc. and The Bank of New York, as trustee, relating to the subordinated debt securities

4.18*	Form of Supplemental Indenture relating to senior debt securities

4.19*	Form of Supplemental Indenture relating to subordinated debt securities

4.20*	Form of Senior Debt Security

4.21*	Form of Subordinated Debt Security

4.22*	Form of Articles of Amendment for Preferred Stock

4.23*	Form of Preferred Stock Certificate

4.24*	Form of Common Stock Warrant Agreement

4.25*	Form of Common Stock Warrant Certificate

4.26*	Form of Preferred Stock Warrant Agreement

4.27*	Form of Preferred Stock Warrant Certificate

4.28*	Form of Debt Securities Warrant Agreement

4.29*	Form of Debt Securities Warrant Certificate

4.30*	Form of Purchase Contract Agreement

5	Opinion of Baker & Daniels

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Ernst & Young LLP

23.2	Consent of Baker & Daniels (included in Exhibit 5)

24	Powers of Attorney (included on the Signature Page)

25.1	Statement of Eligibility on Form T-1 of The Bank of New York to act as trustee under the senior indenture

25.2	Statement of Eligibility on Form T-1 of The Bank of New York to act as trustee under the subordinated indenture

*To be incorporated by reference herein by a Current Report on Form 8-K.

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